Exhibit 99.1

Contact:
Dawn Schottlandt
Sr. Director, Investor Relations/
Corp. Communications
(781) 994-0300
www.arqule.com

FOR IMMEDIATE RELEASE:

ArQule Reports Fourth Quarter and Full Year 2015 Financial Results

Conference call scheduled today at 9:00 a.m. ET

Burlington, MA, February 29, 2016 – ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the fourth quarter and full year of 2015.

For the quarter ended December 31, 2015, the Company reported a net loss of $2,852,000 or $0.05 per share, compared with net loss of $3,512,000 or $0.06 per share, for the quarter ended December 31, 2014. The Company reported a net loss of $13,774,000 or $0.22 per share, for the year ended December 31, 2015, compared with a net loss of $23,391,000 or $0.37 per share, for the year ended December 31, 2014.

At December 31, 2015, the Company had a total of approximately $38,772,000 in cash and marketable securities.

Key Highlights

•	Tivantinib pivotal phase 3 trial, METIV-HCC, completed enrollment and preliminary biomarker data analysis reported at ASCO GI: The biomarker-driven phase 3 trial for tivantinib, METIV-HCC, in second line hepatocellular carcinoma (HCC) completed patient enrollment of over 300 patients. The planned interim assessment is expected to occur by early in the second quarter of 2016. Additionally, preliminary biomarker data from the METIV-HCC trial presented at the Gastrointestinal Symposium Conference (ASCO GI) confirmed Phase 2 data demonstrating that MET status, as determined by immunohistochemistry, was more frequently high after first-line therapy.

•	ARQ 087 trial continues to enroll: Enrollment in the phase 2 portion of the company’s trial with its FGFR inhibitor, ARQ 087, in intrahepatic cholangiocarcinoma (iCCA) continues to enroll patients at centers in Italy and the U.S. where they are screening patients for FGFR2 fusions. As this is an open label study the company remains encouraged by the ongoing clinical benefit observed in recently enrolled patients.

•	ARQ 092 Phase 1 trial for Proteus syndrome completed enrollment of the first cohort: Our collaborator, the National Institutes of Health (NIH), has completed

1

enrollment of the first cohort of the Phase 1 trial with ARQ 092 in Proteus syndrome. To date, the drug has been well tolerated. As a next step, the NIH expects to begin enrolling the second cohort including patients 12 years and older.

•	ARQ 092 Phase 1b trial in oncology has five partial responses (PRs), four of which are now confirmed to have AKT1/PI3K mutations: A phase 1b trial of ARQ 092 as a single agent completed enrollment in the lymphoma and endometrial cohorts. The final cohort in patients with cancers harboring the AKT1 or P13K mutations is still enrolling. We continue to monitor duration of response and safety and will provide an update on the study later in the year.

•	ARQ 751, next generation AKT inhibitor, received investigational new drug approval from the Food and Drug Administration (FDA): ARQ 751 expands the company’s AKT portfolio. ARQ 751 has demonstrated signal abrogation and efficacy in pre-clinical in vitro and in vivo models harboring AKT1 and PI3K mutations. A phase 1 trial in oncology is expected to begin during the first half of 2016 targeting AKT1 and PI3K mutations.

•	Company announced it has entered into definitive agreements with institutional and accredited investors to raise $15.3 million through a registered direct offering of common stock: Net proceeds from the offering will be used to advance ArQule’s proprietary pipeline and for general business purposes, including working capital. The proceeds are expected to fund company operations into 2018.

2016 Goals

ARQ 092 – AKT Inhibitor

•	Analyze phase 1 data in Proteus syndrome and make decisions on next steps
•	Analyze phase 1b data in oncology and make decisions on next steps
•	Explore opportunities in other rare over-growth diseases

ARQ 087 – FGFR Inhibitor

•	Complete phase 2 portion of trial in iCCA and make decisions on next steps
•	Complete phase 1b portion of trial in oncology and make decisions on next steps

ARQ 751 – next-generation AKT inhibitor

•	Initiate phase 1 trial in oncology in patients with AKT1 and PI3K mutations

Tivantinib

•	Complete METIV-HCC planned interim analysis by early Q2’16 and make decisions on next steps

“We are extremely pleased with the progress we made in 2015,” said Paolo Pucci, Chief Executive Officer of ArQule. “From reducing our cash utilization, to progressing two proprietary compounds in three indications in the clinic, and ultimately completing enrollment of the METIV-HCC trial, it has been a productive year at ArQule. Our accomplishments in 2015 are

2

moving us closer to being able to provide therapeutic options to patients with unmet needs through the use of precision medicine.”

“2015 was a successful year for us in pipeline development,” said Dr. Brian Schwartz, M.D., Head of Research and Development and Chief Medical Officer at ArQule. “We initiated two new trials within our proprietary pipeline, presented data at six scientific meetings and had two manuscripts published on ARQ 092 in peer reviewed medical journals. We are also beginning to see the value of our precision medicine approach through the clinical results we have accumulated in the ARQ 092 oncology trial and the ARQ 087 iCCA trial.”

“2016 will be a year of clinical data at ArQule,” said Mr. Pucci. “With the METIV-HCC interim assessment and final results on the horizon, we will have our first potential opportunity to move towards commercialization. Results from our earlier stage clinical trials, including ARQ 092 in oncology and Proteus syndrome, and ARQ 087 in iCCA, could provide us with our first opportunity to bring proprietary assets into the final stages of clinical development. We look forward to providing updates on our pipeline as the year progresses.”

Revenues and Expenses

Revenues for the quarter ended December 31, 2015, were $2,797,000, compared with revenues of $3,015,000 for the quarter ended December 31, 2014. Revenues for the year ended December 31, 2015 were $11,239,000 compared with revenues of $11,254,000 for the year ended December 31, 2014. Research and development revenue in 2015 and 2014 includes revenue from the Daiichi Sankyo tivantinib development agreement and the Kyowa Hakko Kirin exclusive license agreement.

Research and development expenses in the fourth quarter of 2015 were $3,641,000, compared with $4,290,000 for the fourth quarter 2014. Fiscal 2015 research and development expenses were $15,561,000, compared with $22,271,000 for fiscal 2014.

The $0.6 million decrease in research and development expense in the fourth quarter of 2015 was primarily due to lower labor related costs of $0.2 million from reduced headcount and facility costs of $0.4 million. The $6.7 million decrease in research and development expense in fiscal 2015 was primarily due to lower labor related costs of $2.4 million from reduced headcount, outsourced clinical and product development costs of $1.7 million, facility costs of $1.9 million and lab expenses of $0.7 million.

General and administrative expenses in the fourth quarter of 2015 were $2,028,000, compared with $2,836,000 for the fourth quarter of 2014. General and administrative expenses for fiscal 2015 were $9,830,000, compared to $12,154,000 for fiscal 2014.

General and administrative expense in the fourth quarter of 2015 decreased primarily due to lower facility costs of $0.8 million. General and administrative expense in 2015 decreased $2.3 million primarily due to lower labor related costs from reduced headcount of $0.7 million and facility costs of $1.5 million.

3

2016 Financial Guidance

For 2016, ArQule expects net use of cash to range between $23 and $25 million. Revenues are expected to range between $4 and $5 million. Net loss is expected to range between $24 and $27 million, and net loss per share to range between $(0.38) and $(0.43) for the year. ArQule expects to end 2016 with between $29 and $31 million in cash and marketable securities, inclusive of the $15.2 million of funds expected to be received upon the closing of the recent stock offering.

Conference Call and Webcast

ArQule will hold its fourth quarter and full year financial results call today, February 29, 2016 at 9:00 a.m. ET. The live webcast can be accessed in the “Investors and Media” section of our website, www.arqule.com, under “Events and Presentations”. You may also listen to the call by dialing (877) 868-1831 within the U.S. or (914) 495-8595 outside the U.S. A replay will be available two hours after the completion of the call and can be accessed in the “Investors and Media” section of our website, www.arqule.com, under “Events and Presentations”.

About ArQule

ArQule is a biopharmaceutical company engaged in the research and development of targeted therapeutics to treat cancers and rare diseases. Our mission is to discover, develop and commercialize novel small molecule drugs in areas of high unmet need that will dramatically extend and improve the lives of our patients. Our prioritized clinical-stage pipeline consists of four drug candidates, all of which are in targeted, biomarker-defined patient populations, making ArQule a potential early leader in precision medicine. ArQule’s lead product, in phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase, for second-line treatment of hepatocellular carcinoma in partnership with Daiichi Sankyo in the West and Kyowa Hakko Kirin in Asia. ArQule’s proprietary pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase, in phase 1 for multiple oncology indications as well as ultra-rare Proteus syndrome, in partnership with the National Institutes of Health (NIH); ARQ 087, a multi-kinase inhibitor designed to preferentially inhibit the fibroblast growth factor receptor (FGFR) family, in phase 2 for iCCA and in phase 1b for multiple oncology indications; and ARQ 761, a β-lapachone analog being evaluated as a promoter of NQO1-mediated programmed cancer cell necrosis, in phase 1/2 in multiple oncology indications in partnership with the University of Texas Southwestern Medical Center. ArQule’s current discovery efforts are focused on the identification and development of novel kinase inhibitors, leveraging the Company’s proprietary library of compounds.

This press release contains forward-looking statements regarding the Company’s clinical trials and planned clinical trials with tivantinib (ARQ 197), ARQ 092, ARQ 087, ARQ 761 and ARQ 751, as well as its ability to fund operations with current cash and marketable securities. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially. Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib, ARQ 092, ARQ 087, ARQ 761 and ARQ 751 may not demonstrate promising therapeutic effect; in addition, they may not demonstrate appropriate safety profiles in current or later stage or

4

larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise prior to the initiation of planned clinical trials, including with the National Institutes of Health (NIH), during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners and collaborators, including the NIH, to fail to initiate or to discontinue development. Even if later stage clinical trials are successful, unexpected concerns may arise from subsequent analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities. Regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies. In addition, the planned timing of initiation and completion of clinical trials for tivantinib is subject to the ability of the Company as well as Daiichi Sankyo, Inc., our development partner for tivantinib, and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome technical hurdles and other issues related to the conduct of the trials for which each of them is responsible. There is a risk that these issues may not be successfully resolved. In addition, we and our partners are utilizing a companion diagnostic to identify MET-high patients in the METIV-HCC and JET-HCC trials, and we expect to utilize diagnostic tools in our biomarker-guided clinical trials with ARQ 087, ARQ 092, ARQ 751 and ARQ 761; we may encounter difficulties in developing and obtaining approval for companion diagnostics, including issues relating to selectivity/specificity, analytical validation, reproducibility, or clinical validation. Any delay or failure by our collaborators or ourselves to develop or obtain regulatory approval of the companion diagnostics could delay or prevent approval of our product candidates. Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. Positive pre-clinical data may not be supported in later stages of development. Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. Moreover, with respect to partnered programs, even if certain compounds show initial promise, Daiichi Sankyo or Kyowa Hakko Kirin may decide not to continue to develop them. In addition, Daiichi Sankyo and Kyowa Hakko Kirin have certain rights to unilaterally terminate their agreements with ArQule. If either company were to do so, the Company might not be able to complete development and commercialization of the applicable licensed products on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

###

5

ArQule, Inc.
Condensed Statement of Operations and Comprehensive Loss
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Research and development revenue	$2,797	$3,015	$11,239	$11,254

Costs and expenses:
Research and development	3,641	4,290	15,561	22,271
General and administrative	2,028	2,836	9,830	12,154
Restructuring and other costs	-	-	-	1,099
Total costs and expenses	5,669	7,126	25,391	35,524

Loss from operations	(2,872)	(4,111)	(14,152)	(24,270)

Interest income	20	39	101	272
Interest expense	-	(7)	-	(35)
Other income	-	567	277	642
Net loss	(2,852)	(3,512)	(13,774)	(23,391)

Unrealized gain (loss) on marketable securities	2	(35)	13	(77)

Comprehensive loss	$(2,850)	$(3,547)	$(13,761)	$(23,468)

Basic and diluted net loss per share:
Net loss per share	$(0.05)	$(0.06)	$(0.22)	$(0.37)

Weighted average basic and diluted common shares outstanding	62,861	62,681	62,808	62,627

Balance sheet data (in thousands): (Unaudited)	December 31, 2015	December 31, 2014

Cash, equivalents and marketable securities- short term	$38,772	$59,208
Marketable securities- long term	-	2,058
	$38,772	$61,266

Total assets	$40,004	$63,394
Stockholders’ equity	$29,179	$40,545

###

6